EXHIBIT 99.3

HON INDUSTRIES                                   P.O. Box 1109, Muscatine, Iowa  52761-0071

News Release

 FOR INFORMATION CONTACT:  Jerald K. Dittmer, Vice President & CFO (563) 264-7400
                   Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HON INDUSTRIES' SHAREHOLDERS ELECT
JOHN A. HALBROOK TO BOARD OF DIRECTORS
-- Robert Katz Retires From The Board --

MUSCATINE, Iowa (May 4, 2004) - HON INDUSTRIES Inc. (NYSE: HNI) announced that shareholders have elected John A. Halbrook to a three-year term on the Company's Board of Directors at its annual meeting held here today.

Halbrook, 58, is Chairman and Chief Executive Officer of Woodward Governor Corporation, a designer, manufacturer, marketer and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation and process automation equipment.

Shareholders also re-elected Jack D. Michaels, Dennis J. Martin and Abbie J. Smith to the Board.  Robert L. Katz, 78, retired from the Board today after serving as a Director since 1995.

"We are pleased to add John Halbrook, a respected industry leader with a track record of growing operations, to our strong and independent Board," said Jack D. Michaels, Chairman of the Board.  "On behalf of the Board and the entire management team, I would like to thank Bob Katz for his years of diligent and loyal service to the Board. During his tenure, Bob provided strategic insight and thoughtful guidance to me and to our Board. His contributions have been invaluable."

HON INDUSTRIES Inc. provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States. HON INDUSTRIES is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces. The Company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator® and Heat-N-Glo®, have leading positions in their markets. HON INDUSTRIES is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the Company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes magazine in 2004, and one of America's Most Admired Companies by Fortune magazine in 2004. HON INDUSTRIES' common stock is traded on the New York Stock Exchange under the symbol HNI. More information can be found on the Company's website at www.honi.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in new products and brand building, and (d) from its investments in distribution and rapid continuous improvement; lower than expected demand for the Company's products due to uncertain political and economic conditions and lower industry growth than expected; competitive pricing pressure from foreign and domestic competitors; higher than expected material costs; and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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